EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2011 (except for Notes 1 and 2 for which the date is March 23, 2012), with respect to the consolidated financial statements included in the Annual Report of WaferGen Bio-systems, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of WaferGen Bio-systems, Inc. on Form SB-2 (File No. 333-146239), Forms S-1 (File Nos. 333-162470, 333-165155, and 333-175507), Form S-3 (File No. 333-167165), and Forms S-8 (File Nos. 333-152597, 333-164558, 333-170029 and 333-180287).

/s/ Rowbotham and Company LLP

San Francisco, California
March 23, 2012